                                                                     Exhibit 3.4


                              THE MILLS CORPORATION


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                 RELATING TO THE SERIES A CUMULATIVE CONVERTIBLE
                   PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

                         Pursuant to Section 151 of the
          General Corporation Law of the State of Delaware, as amended

                  The Mills Corporation, a Delaware corporation (the "CORPORATION"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the following resolution was duly adopted by a duly authorized committee of the Board of Directors of the Corporation, creating a series of its Preferred Stock designated as Series A Preferred Stock:

                  RESOLVED, that there is hereby created and the Corporation be, and it hereby is, authorized to issue Seven Hundred Fifty Thousand (750,000) shares of a series of its Preferred Stock designated as Series A Cumulative Convertible Preferred Stock (the "SERIES A PREFERRED"; shares of Series A Preferred are referred to herein as "SERIES A PREFERRED SHARES") to have the powers, preferences and rights and the qualifications, limitations or restrictions hereinafter set forth in this resolution (capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in
Section 8 hereof):

         SECTION 1. LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred shall be entitled to receive with respect to each Series A Preferred Share that it holds an amount in cash out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on any Junior Securities, equal to the greater of (i) the amount necessary to generate the Base Internal Rate of Return with respect to a Series A Preferred Share plus all accumulated and accrued but unpaid dividends (other than Regular Dividends) to which such holders shall be entitled pursuant to
Section 2 hereof and (ii) the amount such holder would receive with respect to the Common Stock that would be issued with respect to such Series A Preferred Share upon the conversion thereof as provided for herein, computed as if all holders of Series A Preferred Shares had converted their Series A Preferred Shares into Common Stock in accordance with the provisions hereof immediately prior to such liquidation, dissolution or winding up. At the option of the holders of a majority of the outstanding shares of Series A Preferred, any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership shall be deemed to be a liquidation, dissolution or winding up of the Corporation. After the payment to the holders of the Series A Preferred of the full preferential amounts provided for in this Section 1, the holders of the Series A Preferred as such shall have no right or claim to any of the remaining assets of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of Series A Preferred shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Corporation available for distribution to the holders of Series A Preferred shall be distributed ratably to such holders in


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proportion to the number of Series A Preferred Shares held by each such holder on the date of liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing or any other provision of this Certificate of Designations to the contrary, the payment to be made pursuant to this Section 1 with respect to each outstanding Series A Preferred Share upon a liquidation, dissolution, or winding up of the Corporation shall be the same as the payment to be made with respect to each other Series A Preferred Share then outstanding.

         SECTION 2. DIVIDENDS.

         (a) REGULAR DIVIDENDS. When and as declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends to the holders of Series A Preferred Shares as provided in this
Section 2. Except as otherwise provided herein, dividends on each Series A Preferred Share shall accrue on a daily basis on the Stated Liquidation Value of each Series A Preferred Share at the applicable Dividend Rate from the later of the first date of issuance of any Series A Preferred Share or the last preceding Dividend Reference Date (computed with respect to each Series A Preferred Share assuming that such share was outstanding on the last preceding Dividend Reference Date). Except as otherwise provided herein, the Dividend Rate shall be the Regular Dividend Rate. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All accrued and unpaid dividends on the Series A Preferred shall be fully paid or declared with funds irrevocably set apart for payment, and funds shall be irrevocably set apart (but need not be escrowed) for payment of dividends on the next succeeding Dividend Reference Date, before any dividend, distribution or payment can be made with respect to any Junior Securities other than distributions or payments made (1) in the form of Junior Securities, (2) in connection with the reacquisition of shares of Common Stock in connection with the Escrow Agreement dated as of October 23, 1998, by and among the Partnership, Chelsea GCA Realty Partnership, LP and The First National Bank of Chicago, and (3) in connection with any redemption, purchase or other acquisition made pursuant to the provisions of Article XII of the Corporation's Certificate of Incorporation.

         (b) PAYMENT DATES. Except as otherwise provided herein, the close of business on the last day preceding the Mandatory Closing Date and each June 30 and December 31 of each year shall constitute "Dividend Reference Dates" for purposes hereof. The record date with respect to each Dividend Reference Date for purposes hereof shall be the day that is five (5) calendar days prior to such Dividend Reference Date. To the extent not paid on each Dividend Reference Date, all dividends which have accrued on each share of Series A Preferred during the period ending upon each Dividend Reference Date shall be accumulated and shall be added to the Stated Liquidation Value (so that such accumulated dividends will compound) and remain unpaid dividends with respect to such Series A Preferred Share until paid. In the event that the Mandatory Closing shall occur and all dividend payments with respect to any Dividend Reference Date preceding the Mandatory Closing Date shall not have been paid in full prior to the close of business on the Mandatory Closing Date, the holder of each Series A Preferred Share issued on the Mandatory Closing Date shall become entitled to a dividend payment equal to the accrued and unpaid dividend payment(s) due with respect to each Series A Preferred Share outstanding immediately prior to the Mandatory Closing, and the Stated Liquidation Value of each Series A Preferred Share issued on the Mandatory Closing Date shall be increased by an


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amount equal to the amount by which the Stated Liquidation Value of each Series
A Preferred Share outstanding prior to the Mandatory Closing is increased with respect to such unpaid dividend payment(s). Upon payment of any accumulated and unpaid dividends that have been added to the Stated Liquidation Value, the Stated Liquidation Value shall be reduced by the amount of such dividends so paid. If an Event of Noncompliance occurs or two semi-annual dividend payments are not paid within 30 days of the applicable Dividend Reference Dates (whether or not subsequently cured), thereafter the "Dividend Reference Dates" shall be June 30, September 30, December 31 and March 31.

         (c) PARTIAL PAYMENTS. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to all outstanding Series A Preferred Shares, such payment shall be distributed ratably among the holders of such Series A Preferred Shares based upon the number of Series A Preferred Shares held by each such holder.

         (d) INCREASED DIVIDENDS. If for any reason any Series A Preferred Shares remain outstanding on the third anniversary of the Initial Closing Date (as defined in the Securities Purchase Agreement) (the "INCREASED DIVIDEND DATE"), then the Dividend Rate shall be increased as of the Increased Dividend Date to the Increased Dividend Rate until such time as no Series A Preferred Shares remain outstanding. Notwithstanding the foregoing, the Corporation shall pay dividends due and payable to the holders of the Series A Preferred Shares on each Dividend Reference Date during the period beginning on the Increased Dividend Date and ending on the day that is six (6) months after the Increased Dividend Date at the Dividend Rate that would have been in effect but for the foregoing sentence, and if no Series A Preferred Shares remain outstanding on the day that is six (6) months after the Increased Dividend Date, any accrued but unpaid dividends in excess of dividends that would have accrued at the Dividend Rate that would have been in effect but for the foregoing sentence shall not be paid. All dividends which have accrued on each share of Series A Preferred at the Increased Dividend Rate and which remain unpaid at the end of such six (6) month period shall be due and payable at the end of the six (6) month period. Sample calculations showing the payment of dividends at the Increased Dividend Rate as of the thirty-ninth (39th) month and forty eighth
(48th) month after the Initial Closing Date are attached as exhibits to the Securities Purchase Agreement

         (e) DIVIDENDS ON COMMON STOCK. Notwithstanding the foregoing, if on a Dividend Reference Date (i) the amount of the dividend that would be paid with respect to a Series A Preferred Share if such Series A Preferred Share had been converted into shares of Common Stock as provided herein is greater than (ii) the amount of the dividend that otherwise would be paid with respect to such Series A Preferred Share, the dividend payable with respect to each Series A Preferred Share shall be the dividend described in (i) above. The determination to be made in (i) in the preceding sentence shall be based upon the dividend payment date for the Common Stock that immediately precedes the applicable Dividend Reference Date.

         (f) EQUIVALENT DIVIDENDS. Notwithstanding the foregoing or any other provision of this Certificate of Designations, Preferences and Rights to the contrary, the dividend paid to any outstanding Series A Preferred Share on a particular date shall be in the same amount as the dividend paid with respect to each other outstanding Series A Preferred Share on such date.


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         SECTION 3. VOTING RIGHTS. Except as otherwise required by law or provided herein and except for the right to approve or consent to certain actions of the Corporation as provided in the Securities Purchase Agreement, the Series A Preferred shall have no voting rights.

         SECTION 4. CONVERSION.

                  4.1 CONVERSION PROCEDURE.

                           (a) At any time and from time to time, any holder of
Series A Preferred Shares may convert all or any portion of the Series A Preferred Shares (including any fraction of a share) held by such holder into the number of shares of Common Stock determined by (i) multiplying the number of Series A Preferred Shares to be converted by the Series A Conversion Value and
(ii) dividing the resulting product by the Series A Conversion Price then in effect. In addition, upon conversion of shares of Series A Preferred, the holder shall be entitled to payment of an amount in cash equal to the sum of all accumulated and accrued but unpaid dividends on the converted Series A Preferred Shares.

                           (b) Each conversion of Series A Preferred Shares will
be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Shares to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Shares as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                           (c) As soon as possible after a conversion has been
effected (but in any event within ten (10) days in the case of Section 4.1(c)(i) and (iii) below), the Corporation will deliver to the converting holder:

                  (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                  (ii) payment of the amounts payable under Section 4.1(a) above and Section 4.1(f) below with respect to such conversion; and

                  (iii) a certificate representing any Series A Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                           (d) The issuance of certificates for shares of Common
Stock upon conversion of Series A Preferred Shares will be made without charge to the holders of such Series A Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, except that such holders shall pay any tax which is due solely because the Common Stock issued upon conversion is issued in a name other than that of such holder. Upon conversion of each Series A Preferred Share, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                           (e) The Corporation will not close its books against
the transfer of Series A Preferred Shares or shares of Common Stock issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of Series A Preferred Shares, except that upon conversion of any Series A Preferred Shares no share of Common Stock issued upon the conversion thereof may be sold or transferred before the date that is thirty two (32) days after the date of the conversion, as determined pursuant to
Section 4.1(b) above, without the Corporation's consent and no sale or transfer prior to such date will be recorded on the Corporation's books without the Corporation's consent.

                           (f) If any fractional interest in a share of Common
Stock would, except for the provisions of this Section 4.1(f), be deliverable upon any conversion of the Series A Preferred Shares, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                           (g) The Corporation shall at all times reserve and
keep available, out of its authorized but unissued Common Stock, such number of shares of Common Stock as would be issuable upon the conversion of all Series A Preferred Shares then outstanding.

                  4.2 SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  4.3 ORGANIC CHANGE. Upon the consummation of an Organic Change, the terms of the Series A Preferred shall be deemed modified, without payment of any additional consideration therefor, so as to provide that upon the conversion of shares of Series A Preferred following the consummation of such Organic Change, the holder of such shares of Series A Preferred shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock that would have been acquirable and receivable in the absence of the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its shares of Series A Preferred into Common Stock immediately prior to such Organic Change, giving effect to any adjustment of the Series A Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series A Preferred shall remain in full force and effect following such an Organic Change (including its rights, preferences and privileges relative to other capital stock). The provisions of this Section 4.3 shall similarly apply to successive Organic Changes.


                                       5
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                  4.4 NOTICES.

                           (a) Immediately upon any adjustment of the Series A
Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Shares specifying the Series A Conversion Price in effect thereafter and the calculation thereof.

                           (b) The Corporation shall give written notice to all
holders of Series A Preferred at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series A Preferred at least twenty (20) days prior to the date on which any Organic Change shall occur.

                  4.5 CERTAIN EVENTS. If any event similar to or of the type contemplated by the provisions of this Section 4, but not expressly provided for by such provisions, occurs, then the Board will make an appropriate and equitable adjustment in the Series A Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment will increase the Series A Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of Common Shares issuable upon conversion of each Series A Preferred Share.

         SECTION 5. EVENTS OF NONCOMPLIANCE.

                  5.1 DIVIDEND RATE INCREASE. From and after the occurrence of either an Event of Noncompliance (after a 90-day cure period from the occurrence of such Event of Noncompliance if no other cure period is provided herein or in the Securities Purchase Agreement and the Event of Noncompliance is curable and was not intentional) or a Dividend Default, the Dividend Rate shall increase to [CONFIDENTIAL TREATMENT REQUESTED]*% per annum.

                  5.2 VOTING RIGHTS. From and after the occurrence of an Event of Noncompliance (after a 90-day cure period from the occurrence of such Event of Noncompliance if no other cure period is provided herein or in the Securities Purchase Agreement and the Event of Noncompliance is curable and was not intentional) or a Dividend Default, except as otherwise required by law or this Certificate of Designations, Preferences and Rights, on all matters submitted to a vote of the stockholders of the Corporation, the Common Stock and the Series A Preferred shall vote together as a single class. Each holder of Series A Preferred Shares shall have the number of votes equal to the number of shares of Common Stock which such Series A Preferred Share would have been entitled to receive had such holder converted all of such holder's Series A Preferred Shares into shares of Common Stock on the date as of which the holders of Common Stock of record entitled to vote were determined (assuming for this purpose only that Series A Preferred Shares are convertible into fractional shares) and each holder of shares of Common Stock shall have one vote per share of Common Stock held by such holder on the date as of which the holders of Common Stock of record entitled to vote were determined.

                  5.3 ELECTION OF DIRECTORS.

                           (a) From and after the occurrence of an Event of
Noncompliance (after a 90-day cure period from the occurrence of such Event of Noncompliance if no other cure period is provided herein or in the Securities Purchase Agreement and the Event of Noncompliance is


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.


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curable and was not intentional) or a Dividend Default, the holders of Series A
Preferred shall have the exclusive and special right (in addition to any other voting rights), voting separately as a class, to elect, at any annual meeting of stockholders, at a special meeting held in place thereof, at a special meeting of the holders of Series A Preferred Shares called as hereinafter provided, or by written consent, one (1) member of the Board (who shall also be a member of any executive committee of the Board). If a Dividend Default continues through the next consecutive Dividend Reference Date, the holders of Series A Preferred Shares shall have the exclusive and special right to elect an additional member to the Board (either of such occurrence or continuation, a "BOARD APPOINTMENT EVENT").

                           (b) At any time after a Board Appointment Event has
occurred and is continuing, the secretary of the Corporation may and, upon written request of any holder of record of Series A Preferred Shares then outstanding addressed to the secretary at the registered office of the Corporation shall, call a special meeting of the holders of Series A Preferred Shares for the purpose of electing such members of the Board, such meeting to be held at the registered office of the Corporation, or such other place as such request shall specify, as soon as practicable after the receipt of such request, upon the notice provided by law and the By-Laws of the Corporation for the holding of special meetings of stockholders. If such special meeting shall not be called by the secretary within 3 days after receipt of such request, then any holder of record of Series A Preferred Shares then outstanding may call such a meeting at the place designated by such holder and upon the notice above provided, and any such holder and such holder's agents and representatives shall have access for that purpose to the stock records of the Corporation.

                           (c) At any meeting at which the holders of Series A
Preferred shall be entitled to elect such members of the Board as provided above, the holders of a majority of the Series A Preferred Shares then outstanding present in person or by proxy shall constitute a quorum for the election of such directors, and the vote of the holders of shares representing a majority of the Series A Preferred Shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect such directors. The election of such directors shall automatically increase the number of members of the Board by the number of directors so elected. Therefore, upon each Board Appointment Event, the number of directors constituting the whole Board of Directors shall be increased by one and such additional director shall be elected by the holder(s) of the Series A Preferred as provided herein. The persons so elected as directors by the holders of Series A Preferred shall hold office until the next annual meeting of shareholders and until their successors shall have been elected by such holders or, if earlier, until the Event of Noncompliance has been cured and all accumulated and accrued dividends, including the then current payment for the next ensuing Dividend Reference Date, are paid in full. Upon such cure or payment or at such time as there are no outstanding shares of Series A Preferred, any directors so elected by the holders of Series A Stock shall forthwith cease to be directors of the Corporation, and the number of directorships shall automatically be reduced accordingly. If a vacancy occurs in a directorship elected by the holders of Series A Preferred voting separately as a class, a successor may be appointed by the holders of Series A Preferred in the manner aforesaid or, if there is one, by the remaining director so elected by the holders of Series A Preferred.


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                           (d) At any meeting at which the holders of Series A
Preferred shall be entitled to elect members of the Board as provided above, or any adjournment thereof, (A) the absence of a quorum of the holders of Series A Preferred shall not prevent the election of directors other than those to be elected by the holders of Series A Preferred voting separately as a class, (B) the absence of a quorum of the holders of classes or series of stock entitled to elect directors other than those elected by the holders of Series A Preferred shall not prevent the election of the directors to be elected by the holders of Series A Preferred voting separately as a class, and (C) in the absence of a quorum of the holders of Series A Preferred, the holder or holders of shares representing a majority of the shares of Series A Preferred present in person or by proxy shall have power to adjourn from time to time the meeting for the election of the directors which they are entitled to elect voting separately as a class, without notice other than announcement at the meeting, until a quorum shall be present.

                           (e) At any time after the holders of Series A
Preferred shall have become entitled to elect one or more members of the Board pursuant to this Section 5.3, such holders may do so by a consent in writing setting forth the action so taken, and signed by the holder(s) of shares representing a majority of the Series A Preferred Shares then outstanding.

         SECTION 6. PRIORITY OF SERIES A PREFERRED; SUBORDINATION OF JUNIOR SECURITIES. Notwithstanding anything to the contrary herein, so long as any shares of Series A Preferred remain outstanding, the Series A Preferred shall rank prior to any other equity securities of the Corporation, including the Common Stock, and the Corporation shall not (i) without the consent of the holder(s) of a majority of the Series A Preferred Shares then outstanding, declare or make any dividend or distribution with respect to any Junior Securities so long as any accumulated or accrued dividends on the Series A Preferred as of the immediately preceding Dividend Reference Date remain unpaid or funds for the payment of all dividends accrued since the immediately preceding Dividend Reference Date have not been irrevocably set apart (but need not be escrowed) for such payment on the next succeeding Dividend Reference Date or an Event of Noncompliance has occurred and has not been cured, or (ii) redeem, purchase or otherwise acquire directly or indirectly any Junior Securities other than (1) Junior Securities acquired solely in exchange for other Junior Securities, (2) the reacquisition of shares of Common Stock in connection with the Escrow Agreement, dated as of October 23, 1998, by and among the Mills Limited Partnership, Chelsea GCA Realty Partnership, LP and The First National Bank of Chicago, (3) any redemption, purchase or other acquisition made pursuant to the provisions of Article XII of the Corporation's Certificate of Incorporation and (4) shares of Common Stock the purchase price of which, when aggregated with the aggregate purchase price of Common Stock or Partnership Units redeemed or purchased by the Corporation or the Operating Partnership after the date of the filing of this Certificate of Designations, Rights and Preferences, does not exceed $50,000,000 and when aggregated with the aggregate purchase price of Common Stock or Partnership Units redeemed or purchased by the Corporation or the Operating Partnership during any twelve month period does not exceed $25,000,000, provided, however, no such redemption, purchase or acquisition may be made if a Dividend Default, a Redemption Default or a Material Event of Noncompliance (as defined in the Securities Purchase Agreement) has occurred and has not been cured or a Material Event of Noncompliance would be triggered by such redemption, purchase or acquisition, in each case, if immediately after any such dividend, distribution, redemption, purchase or acquisition, any share of Series A Preferred Stock shall be outstanding.


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

         SECTION 7. MISCELLANEOUS.

                  7.1 REGISTRATION OF TRANSFER. The Corporation will keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense, except that such record holder shall pay any transfer tax which is due if the certificate is to be registered in the name of a new record holder) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

                  7.2 REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that an institutional holder's own unsecured indemnity agreement will be satisfactory) or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  7.3 AMENDMENT AND WAIVER. Any amendment, modification or waiver will be binding and effective with respect to any provision of this Certificate of Designations, Preferences and Rights with and only with the prior written consent of the holder or holders of a majority of the Series A Preferred Shares outstanding at the time such action is taken; provided that no action will discriminate against any holder of Series A Preferred other than as a result of a difference in the number of Series A Preferred Shares held by such holders.

                  7.4 NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices and (b) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing to the Secretary of the Corporation by such holder).

                  7.5 RELATIONSHIP TO BY-LAWS. The provisions of this Certificate of Designations, Preferences and Rights shall take precedence over any and all provisions of the By-Laws of the Corporation to the extent the provisions of such By-Laws are inconsistent with this Certificate of Designations, Preferences and Rights or the preferences and rights granted to the Series A Preferred hereunder.

                  SECTION 8. DEFINITIONS.

                  "BASE INTERNAL RATE OF RETURN" means, with respect to each Series A Preferred Share, that amount which, after taking into account the timing and payment of the Regular Dividends on the initial Stated Liquidation Value (i.e., $100, as adjusted pursuant to the first parenthetical in the definition of Stated Liquidation Value herein) of such Series A Preferred Share at the Regular Dividend Rate and the payment of Regular Dividends pursuant to Section 2(e) hereof (but not including the payment of any other dividends) paid in cash on such Series A Preferred Share (computed applying the assumption regarding dividends set forth in the definition of "Internal Rate of Return" herein, if applicable), results in a [CONFIDENTIAL TREATMENT REQUESTED]*% Internal Rate of Return (compounded as described in the sample calculation attached to the Securities Purchase Agreement) on the purchase price of such Series A Preferred Share from the date of purchase of such Series A Preferred Share (computed applying the assumption regarding the purchase of Series A Preferred Shares set forth in the definition of "Internal Rate of Return" herein, if applicable) through the date of payment to such Series A Preferred Share upon the liquidation, dissolution or winding up of the Corporation or upon the repurchase or conversion of such Series A Preferred Share. Notwithstanding any other provision to the contrary, on any specific date the Base Internal Rate of Return for each Series A Preferred Share then outstanding shall be the same as the Base Internal Rate of Return for each other Series A Preferred Share then outstanding. A sample calculation of the Internal Rate of Return is attached as an exhibit to the Securities Purchase Agreement.

         "BOARD" means the Corporation's Board of Directors.

         "COMMON STOCK" means the voting common stock, par value $0.01 per share of the Corporation.

         "DIVIDEND DEFAULT" means the non-payment in full for any reason of all accumulated or accrued dividends as of a Dividend Reference Date on or before the date which is 30 days after such Dividend Reference Date.

         "DIVIDEND RATE" means the dividend rate applicable to the Series A Preferred Shares from time to time as provided herein.

         "EVENT OF NONCOMPLIANCE" has the meaning set forth in the Securities Purchase Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "INCREASED DIVIDEND RATE" means (i) as of the Increased Dividend
Date, an amount equal to the Regular Dividend Rate plus [CONFIDENTIAL TREATMENT REQUESTED]* basis points per annum and (ii) as of any Dividend Reference Date after the Increased Dividend Date, the Dividend Rate then in effect plus [CONFIDENTIAL TREATMENT REQUESTED]* basis points per annum, provided, however, the Increased Dividend Rate shall in no event exceed [CONFIDENTIAL TREATMENT REQUESTED]* per annum; provided further, however, that in the event there are four (4) Dividend Reference Dates per year, then each addition to the Dividend Rate made on a Dividend


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Reference Date under (ii) shall be in an amount no more than [CONFIDENTIAL TREATMENT REQUESTED]* basis points per annum instead of [CONFIDENTIAL TREATMENT REQUESTED]* basis points per annum.

         "INITIAL CLOSING" has the meaning set forth in the Securities Purchase Agreement.

         "INITIAL CLOSING DATE" has the meaning set forth in the Securities Purchase Agreement.

         "INTERNAL RATE OF RETURN" means, with respect to a payment calculation relative to the Series A Preferred Shares then outstanding, the internal rate of return calculated as shown in the applicable exhibit attached to the Securities Purchase Agreement and which is based on the aggregate purchase price of such Series A Preferred Shares then outstanding and the timing and amount of the aggregate relevant cash payments by the Company (other than Regular Dividends) with respect to such Series A Preferred Shares then outstanding. In the event that the Mandatory Closing occurs, for the purposes thereafter of computing the Internal Rate of Return for each Series A Preferred Share outstanding immediately following the Mandatory Closing, it shall be assumed (i) that each such Series A Preferred Share, regardless of when actually issued, was issued on the Initial Closing, with one-third of the purchase price for such Series A Preferred Share paid on the date of the Initial Closing, and two-thirds of the purchase price for such Series A Preferred Share paid on the date of the Mandatory Closing and (ii) that, in lieu of any dividend actually paid with respect to any Dividend Reference Date that precedes the date of the Mandatory Closing, each such Series A Preferred Share, regardless of when actually issued, received a dividend distribution per share at the close of business on the day such dividend was paid equal to one-third of the dividend per Series A Preferred Share actually paid with respect to such Dividend Reference Date. Notwithstanding any other provision of this Certificate of Designations, Preferences and Rights to the contrary, the Internal Rate of Return with respect to any outstanding Series A Preferred Share on a particular date shall be the same as the Internal Rate of Return with respect to each other outstanding Series A Preferred Share on such date. A sample calculation of the Internal Rate of Return is attached as an exhibit to the Securities Purchase Agreement.

         "JUNIOR SECURITIES" means any equity securities of the Corporation other than the Series A Preferred Shares.

         "MANDATORY CLOSING" has the meaning set forth in the Securities Purchase Agreement.

         "MANDATORY CLOSING DATE" has the meaning set forth in the Securities Purchase Agreement.

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the weighted average of the bid and asked prices on the primary exchange on which such security is listed at the end of such day, or, if on any day such security is not so listed, the weighted average of the bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the weighted average of the bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty (20)


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

consecutive business days ending on the day prior to the day "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined in good faith by the Board.

         "OPERATING PARTNERSHIP" means The Mills Limited Partnership, a Delaware limited partnership.

         "ORGANIC CHANGE" means any capital reorganization or reclassification of the Corporation which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

         "PARTNERSHIP UNIT" has the meaning set forth in the Limited Partnership Agreement of the Operating Partnership, as amended.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "REDEMPTION DEFAULT" means the non-payment in full of all payments due by the Corporation, when and as such payments become due, in connection with (i) the exercise of a Put Option (as defined in the Securities Purchase Agreement) by a holder of shares of Series A Preferred, (ii) the exercise of a Call Option (as defined in the Securities Purchase Agreement) by the Corporation or (iii) the consummation of a Restricted Property Transaction (as defined in the Securities Purchase Agreement).

         "REGULAR DIVIDEND RATE" means, except as otherwise provided herein, on each Dividend Reference Date the amount determined as follows:

                  (a) on or prior to the first anniversary of the date of initial issuance of Series A Preferred Shares, [CONFIDENTIAL TREATMENT REQUESTED]*% per annum;

                  (b) subsequent to the first anniversary of the date of initial issuance of Series A Preferred Shares but on or prior to the second anniversary thereof, [CONFIDENTIAL TREATMENT REQUESTED]*% per annum; and

                  (c) subsequent to the second anniversary of the date of initial issuance of Series A Preferred Shares, [CONFIDENTIAL TREATMENT REQUESTED]*% per annum.

         "REGULAR DIVIDENDS" means dividends paid pursuant to Section 2(a) hereof plus dividends paid pursuant to Section 2(d) hereof, in each case on the initial Stated Liquidation Value (i.e., $100, as adjusted pursuant to the first parenthetical in the definition of Stated Liquidation Value herein), to the extent the Dividend Rate in connection with such payment is not in excess of the Regular Dividend Rate, plus dividends paid pursuant to Section 2(e) hereof.

         "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement by and between the Corporation and iStar Preferred Holdings LLC, a Delaware limited liability


----------------
*[CONFIDENTIAL TREATMENT REQUESTED] Indicates material that has been omitted and for which confidential treatment is being requested. All such omitted material is being filed with The Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

company, pursuant to which Series A Preferred Shares were issued, as such agreement may be amended from time to time in accordance with its terms.

         "SERIES A CONVERSION PRICE" means, with respect to each Series A Preferred Share, $25, as such amount may be adjusted from time to time pursuant to Section 4.2 hereof.

         "SERIES A CONVERSION VALUE" means, with respect to each Series A Preferred Share, the amount necessary to generate the Base Internal Rate of Return with respect to a Series A Preferred Share on the date for which the determination is being made, computed taking into account the cash payment to be made upon conversion of such Series A Preferred Share pursuant to the final sentence of Section 4.1(a) to the extent such cash payment represents payment of Regular Dividends. Notwithstanding the foregoing or any other provision of this Certificate to the contrary, the Series A Conversion Value with respect to each outstanding Series A Preferred Share on a particular date shall be in the same amount as the Series A Conversion Value with respect to each other outstanding Series A Preferred Share on such date.

         "STATED LIQUIDATION VALUE" means, with respect to each Series A Preferred Share, $100 (adjusted appropriately in the event the Series A Preferred Shares are subdivided into a greater number, whether by stock split, stock dividend or otherwise, or combined into a lesser number, whether by reverse stock split or otherwise, the "initial Stated Liquidation Value") plus any accumulated but unpaid dividends on such Series A Preferred Share added to such amount pursuant to Section 2(b) hereof (adjusted appropriately in the event the Series A Preferred Shares are subdivided into a greater number, whether by stock split, stock dividend or otherwise, or combined into a lesser number, whether by reverse stock split or otherwise). Notwithstanding the foregoing or any other provision of this Certificate to the contrary, the Stated Liquidation Value with respect to each outstanding Series A Preferred Share on a particular date shall be the same amount as the Stated Liquidation Value with respect to each other outstanding Series A Preferred Share on such date.

                  [Remainder of page intentionally left blank.

                            Signature page follows.]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights Relating to the Series A Preferred Stock of The Mills Corporation, to be executed by the undersigned on April 27, 2001.




                                       /s/ THOMAS E. FROST
                                       -----------------------------------------
                                       Thomas E. Frost, Executive Vice President






















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